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                                                                   EXHIBIT 10.10


                          2000 GAIN SHARING BONUS PLAN



All employees of the company are eligible to receive quarterly cash bonuses based on quarterly results. The components used to determine the quarterly bonus payment are as follows:

CORPORATE EARNINGS PER SHARE                Reported quarterly EPS as compared
                                            to target quarterly EPS

REGIONAL PROFIT CONTRIBUTION                Regional contribution to quarterly
                                            profits as compared to target
                                            regional contribution to quarterly
                                            profits.


Quarterly targets were established for each of the identified components above based on the 2000 business plan goals. The amount of the bonus payment is determined based on actual performance compared to the established Gain Sharing Bonus Plan targets.